UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SENECA BIOPHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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200 Broadacres Drive, 3rd Floor Bloomfield, NJ 07003 P: 973.873.7700 F: 973.338.1430 www.allianceadvisors.com

Date

Reminder

Dear Seneca Stockholder:

Seneca Biopharma, Inc. recently has adjourned their Annual Meeting of Stockholders until September 4th. Our records indicate your vote has not yet been received.

The Board recommends you vote FOR following proposals:

•	Proposal 3 – To ratify the filing and effectiveness of the amendment to the Company’s amended and restated certificate of incorporation that was filed with the Secretary of State of the State of Delaware on July 10, 2019, and the effectiveness of the 1-for-20 reverse stock split effected thereby on July 17, 2019;
•	Proposal 4 – To approve an amendment to the Company’s amended and restated certificate of incorporation to authorize the Board of Directors of the Company to effect a reverse split of the Company’s issued and outstanding common stock by a ratio of not less than 1-for-2 and not more than 1-for-25, with the Board having the discretion as to whether or not the reverse stock split is to be effected at any time prior to the first anniversary date of the Annual Meeting, and with the exact ratio of any reverse stock split to be set at a whole number within the above range as determined by the Board in its sole discretion; and
•	Proposal 7 – To approve the Seneca Biopharma 2020 Equity Incentive Plan and the conditional grants made thereunder to date.

Please take a moment right now to vote your shares by contacting a live representative at (866) 619-8915.

Sincerely,

Melissa Carlson

Vice President

The Shareholder Communication Strategists

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